Exhibit 99.1

Merk Investments sets August 7, 2023, to Change Pricing Index for VanEck® Merk® Gold Trust (OUNZ)

MENLO PARK, CA. August 2, 2023 – Merk Investments, LLC (“Merk” or the “Sponsor”), as sponsor of the VanEck Merk Gold Trust (NYSE: OUNZ; the “Trust”), will change the benchmark price used to value the gold held or receivable by the Trust from the LBMA PM Gold Price to the Solactive Gold Spot Index (“SOLAGOLD”) effective August 7, 2023 (the “Index Change Date”).

In May 2023, Merk announced its intention to change the pricing index for the VanEck Merk Gold Trust. The Index Change Date has now been finalized to be August 7, 2023. The Sponsor has instructed The Bank of New York Mellon, the trustee of the Trust, to begin using SOLAGOLD to determine the net asset value (“NAV”) of the Trust on the Index Change Date.

About Merk Investments

Merk’s mission is to help our clients achieve superior risk-adjusted portfolio performance. Through a robust investment process, we aim to deliver truly uncorrelated returns that seek optimal profit potential within tailored investment objectives. Merk provides investment advice on liquid global markets, including domestic and international equities, fixed income, commodities and currencies and their respective derivative markets. Merk manages over U.S. $1 billion in gold, gold equities and a stagflation themed ETF.

For important information about the VanEck Merk Gold Trust, including how to obtain a prospectus and how to invest, please visit www.merkgold.com.

Media Contact

Axel Merk

merkinvestments.com/contact

(650) 323-4341

This information does not constitute a solicitation or an offer to buy or sell any investment security, nor provide investment advice. Merk Investments LLC.

Important Disclosures

This press release does not constitute legal or tax advice. Please read the prospectus and consult with your tax adviser for tax related questions pertaining to OUNZ.

Before investing, you should carefully consider the Trust’s investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by visiting www.merkgold.com/prospectus or calling 855-MRK OUNZ. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”).  VanEck provides marketing services to the Trust.

Index Disclosure:

Solactive AG (“Solactive”) is the licensor of the Solactive Gold Spot Index (the “Index”). The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive reserves the right to change the methods of calculation or publication with respect to the Index. Solactive shall not be liable for any damages suffered or incurred as a result of the use (or inability to use) of the Index.

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